Exhibit 10.1

THIRD AMENDMENT TO THE

MASSEY ENERGY COMPANY

1997 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated Effective May 24, 2005

The Massey Energy 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the “Plan”) was amended pursuant to Section 7.1 of the Plan effective May 22, 2007 as follows:

The following paragraph is added at the end of Section 5.3 of the Plan:

Notwithstanding the foregoing or any other provision of the Plan, an Awardee’s service on the Board as a Non-Employee Director for purposes of this Plan shall be considered to continue for any period immediately following the cessation of the Awardee’s status as a Non-Employee Director during which the Awardee is a paid consultant or advisor to the Company or the Board on such basis as is approved by a majority of the Board (“consulting service”) and the Board or the Committee so provides. In such event, no forfeiture shall occur by reason in a change in status from that of a Non-Employee Director to that of a paid consultant providing such consulting service, and Awards under the Plan outstanding at the time of such change in status shall otherwise continue to vest in accordance with their terms and the terms and provisions of the Plan (including, without limitation, vesting due to retirement) and the applicable award agreement (including any amendments to the same or conditions for vesting provided in connection with the transition to consulting service as are required by the Board or the Committee) during such consulting service as though such consulting service were service as a Non-Employee Director.

As evidence of the adoption of this amendment to the Plan, Massey Energy Company has caused this document to be signed by its undersigned officer effective this 22nd day of May, 2007.

MASSEY ENERGY COMPANY

/s/ Richard R. Grinnan
Name:	Richard R. Grinnan
Title:	Vice President and Corporate Secretary